EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholders
Corgi International Limited
We hereby consent to the incorporation of our report dated October 12, 2007 included in this Form 20-F, on our audit of the consolidated financial statements of Corgi International Limited (formerly Master Replicas, Inc.) as of March 31, 2007 and 2006 and for the year ended March 31, 2007 and the three month period ended March 31, 2006, into the Company’s previously filed Registration Statements on Form F-3 (No. 333-142237) and Forms S-8 (Nos. 333-143664 and 333-143661).
/s/ EISNER LLP
New York, New York
October 15, 2007